Exhibit 5.1

April 24, 2013

ARI Network Services, Inc.

10850 West Park Place, Suite 1200

Milwaukee, Wisconsin  53224

RE:            Registration Statement on Form S-1 of ARI Network Services, Inc.

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of up to 4,330,667 shares of Common Stock, $.001 par value (“Common Stock”), of ARI Network Services, Inc., a Wisconsin corporation (the “Company”), which consists of: (i) 3,200,000 shares of Common Stock (the “Shares”) that were issued pursuant to a Securities Purchase Agreement, dated March 12, 2013, by and among the Company and the investors identified therein (the “Securities Purchase Agreement”), (ii) 1,066,667 shares of Common Stock (the “Investor Warrant Shares”) issuable upon exercise of warrants issued pursuant to the Securities Purchase Agreement (the “Investor Warrants”), and (iii) 64,000 shares of Common Stock (the “PA Warrant Shares” and, together with the Investor Warrant Shares, the “Warrant Shares”) issuable upon exercise of warrants issued to affiliates of the Company’s placement agent as consideration for the placement agent’s services (the “PA Warrants” and, together with the Investor Warrants, the “Warrants”).

In our capacity as counsel to the Company in connection herewith, we have examined (i) the Registration Statement; (ii) the Company’s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated By-Laws; (iii) the Securities Purchase Agreement; (iv) the Warrants; (v) certain resolutions of the Company’s Board of Directors; (vi) certain corporate documents and records, certificates of public officials and certificates of officers of the Company; and (vii) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.  In all such investigations and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that: (i) the Shares have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) the Warrant Shares have been duly authorized and, upon issuance and delivery upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the State of Wisconsin as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein.  The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  The foregoing opinions are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not admit that we are experts, or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.